EXHIBIT 7

Statement explaining how the ratio of earnings to fixed charges is calculated

Statement of computation of earnings to fixed charges

	Group
Year ended September, 30	2003	2002	2001	2000	1999
		$m	$m	$m	$m

Australian GAAP
Earnings
Profit from ordinary activities before income tax expense	5,628	4,341	3,979	4,873	4,141
Add: Fixed charges	9,701	9,271	12,974	11,161	9,015

Total	15,329	13,612	16,953	16,034	13,156

Fixed charges
Interest expense	9,681	9,253	12,959	11,146	9,000
Rental expense (one third)	20	18	15	15	15

Total	9,701	9,271	12,974	11,161	9,015

Ratio of earnings to fixed charges	1.6	1.5	1.3	1.4	1.5

US GAAP
Earnings
Profit from ordinary activities before income tax expense per Australian GAAP	5,628	4,341	3,979	4,873	4,141
US GAAP adjustments	(2,359)	(594)	(1,945)	(190)	42
Total US profit before tax	3,269	3,747	2,034	4,683	4,183

Add: Fixed charges	9,701	9,271	12,974	11,161	9,015

Total	12,970	13,018	15,008	15,844	13,198

Fixed charges
Interest expense	9,681	9,253	12,959	11,146	9,000
Rental expense (one third)	20	18	15	15	15

Total	9,701	9,271	12,974	11,161	9,015

Ratio of earnings to fixed charges	1.3	1.4	1.2	1.4	1.5